Exhibit 23.01

CONSENT OF ERNST & YOUNG, INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statements (Form S-3 No. 333-96637, and Form S-8 Nos. 333-32950, 333-45570, 333-45572, 333-56270, 333-87910, 333-87914, and 333-100698) pertaining to IGN Entertainment, Inc. for the registration of 1,283,218 shares of its common stock, 1999 Equity Incentive Plan, 2000 Equity Incentive Plan, 2000 Employee Stock Purchase Plan, Non-Plan Stock Option Agreements of Registrant, Non-Plan Restricted Stock Purchase Agreements of Registrant, 2000 Equity Incentive Plan, 2000 Employee Stock Purchase Plan, Non-Plan Stock Option Agreements of Registrant, 2000 Employee Stock Purchase Plan, 2000 Equity Incentive Plan and 2000 Employee Stock Purchase Plan of our report dated February 3, 2003, with respect to the financial statements of IGN Entertainment Inc., included in this Annual Report (Form 10-K) for the year ended December 31, 2002.

/s/ ERNST & YOUNG LLP

Palo Alto, California

March 21, 2003